Covenant Summary March 17, 2009

SUBORDINATED DEBT CASE

Proposed Transaction Overview

- Harold Hamm and affiliates invest $75 million in the form of subordinated debt at 6/30/09.
  - 12% coupon (a combination of cash and PIK interest)
  - Warrants to purchase 2.8 million common units (proceeds from warrant exercise will be used to repay senior debt).
- HLND would continue to pay the Minimum Quarterly Distribution of $0.45 per LP unit.
- Excess cash flow used to pay down senior debt.
- The investment is conditioned on reaching agreement with the banks on various terms and covenants.
  - An increase in the debt / EBITDA ratio
  - A decrease in the interest coverage ratio

Projections

	2009 Quarterly Projections				Annual Projections		
	1Q 2009	2Q 2009	3Q 2009	4Q 2009	2009	2010	2011
Forecasted Senior Debt/LTM EBITDA	4.41x	3.68x	4.50x	4.82x	4.82x	4.46x	5.37x
Current Covenant	4.75x	4.75x	4.75x	4.00x	4.00x	4.00x	4.00x
Forecasted Total Debt / LTM EBITDA	4.41x	5.17x	6.37x	6.86x	6.86x	6.53x	8.00x
Current Covenant	4.75x	4.75x	4.75x	4.00x	4.00x	4.00x	4.00x
Forecasted LTM EBITDA/LTM Interest Expense (Sr. Debt)	3.99x	3.21x	2.65x	2.71x	2.71x	3.35x	2.56x
Current Covenant	3.00x	3.00x	3.00x	3.00x	3.00x	3.00x	3.00x
Forecasted LTM EBITDA/LTM Interest Expense (Total Debt)	3.99x	3.21x	2.56x	2.50x	2.50x	2.80x	2.15x
Current Covenant	3.00x	3.00x	3.00x	3.00x	3.00x	3.00x	3.00x

WACHOVIA SECURITIES

2

Going Private Case Proposed Transaction Overview Harold Hamm and affiliates purchase 4.0 million units of HLND and 8.4 million units of HPGP in a Going Private transaction (100% of public ownership). Harold Hamm and affiliates contribute additional equity to reduce outstanding debt. Harold Hamm is willing to apply free cash flow to repay senior debt instead of taking distributions until leverage is at an agreed upon level. Going Private transaction is financed with cash from Harold Hamm and affiliates. The transaction and additional equity investment are contingent on reaching agreement with the banks on revised terms and covenants. An increase in the debt / EBITDA ratio A decrease in the interest coverage ratio Projections Annual Projections 2009 2010 2011 Forecasted Total Debt / EBITDA 4.6x 3.9x 4.0x Current Covenant 4.0x 4.0x 4.0x Forecasted EBITDA / Interest Expense 3.2x 3.9x 3.3x Current Covenant 3.0x 3.0x 3.0x 3